EXHIBIT 99.1

BEACON FEDERAL BANCORP, INC.

 PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 1st Quarter 2012 Earnings

East Syracuse, New York, May 10, 2012 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended March 31, 2012 of $1.3 million, or $0.21 per diluted share, compared to $1.5 million, or $0.25 per diluted share for the quarter ended March 31, 2011.

Ross J. Prossner, President and CEO of the Company said, “We continue to focus on asset quality as we navigate through this challenging economic climate.   Our capital ratios increased in this first quarter of 2012 and are well above regulatory minimums for well-capitalized institutions.  We expect that our focus on lowering the cost of funds and growing noninterest income will favorably impact the Company in subsequent quarters.”

Prossner added, “We were pleased to learn that we have been recently ranked by SNL at number 26 out of the 100 largest public thrifts for performance in 2011.”

The financial highlights for the quarter ended March 31, 2012 were as follows:

♦	Net interest margin decreased to 2.82% for the quarter ended March 31, 2012, compared to 3.16% for the same quarter last year.

♦	Cost of funds decreased 16 basis points to 2.03% for the first quarter of 2012, compared to 2.19% for the same period a year ago.

♦	Total loans decreased $26.1 million through the first quarter of 2012 with the proceeds reinvested in securities.

♦	Net charge-offs increased to $5.9 million for the quarter, compared to $323,000 for the same quarter in 2011.

♦	Provision for loan losses decreased 38.3% to $604,000 for the quarter, compared to $979,000 for the same period in the prior year.

♦	Book value per share grew by 5.9% to $18.38 at March 31, 2012, compared to $17.36 at March 31, 2011.

♦	On February 23, 2012, a quarterly cash dividend was paid of $0.07 per common share.

Financial Results

Net interest income totaled $7.0 million for the quarter ended March 31, 2012, compared to $7.8 million for the first quarter of 2011.  Net interest margin decreased 34 basis points in the first quarter of 2012, compared to the same period in the prior year due to a decrease in the average yield of interest-earning assets, partially offset by a decrease in cost of funds and an increase in the average balance of noninterest-bearing deposits.

The average yield on interest-earning assets for the first quarter of 2012 declined by 51 basis points to 4.58%, while the average balance of interest-earning assets decreased by $5.4 million.  Included in interest-earning assets are nonaccrual loans, carrying a 0% yield, which increased from $11.4 million or 1.40% of loans at March 31, 2011 to $26.0 million or 3.45% of loans at March 31, 2012. As high-yielding assets mature, they are being replaced with new lower yielding assets at current market interest rates leading to pressure on the Company’s net interest margin, which is expected to continue in the near term.

The cost of funds decreased by 16 basis points for the first quarter of 2012, compared to the prior year first quarter as a result of the average interest rate paid on deposits for the first quarter of 2012 decreasing 20 basis points to 1.18%.

In addition, net interest income was enhanced by average noninterest-bearing deposits increasing $4.9 million to $46.2 million for the quarter ended March 31, 2012 (6.8% of average total deposits), as compared to $41.3 million (6.1% of average total deposits) for the quarter ended March 31, 2011.

Noninterest income was $1.8 million for the first quarter of 2012, an increase of $344,000 or 22.9%, compared with the same period of 2011, resulting primarily from an increase of $125,000 in other non-interest income, a $75,000 increase in service charge income, a $71,000 increase on the gain of loans sold in the secondary market and a $44,000 decrease in other-than-temporary credit impairment charges on debt securities.  The increase in other non-interest income was primarily driven by a $204,000 increase in income related to carrying loans held for sale at fair value, partially offset by an $87,000 decrease in prepayment fee and other loan related income.

Noninterest expense was $6.2 million for the first quarter of 2012, an increase of $336,000 or 5.8%, compared to the same period of 2011.  The increase in noninterest expense was due primarily to an increase of $284,000 in audit and examination fees and an increase of $210,000 in other noninterest expense, partially offset by a decrease of $144,000 in FDIC expense.  Audit and examination expense increased by 168.0%, to $453,000 for the quarter ended March 31, 2012 due primarily to additional work performed by the Company’s independent registered public accounting firm, including a review of the effectiveness of internal controls over financial reporting.  Other noninterest expense increased due to higher loan collection costs.  FDIC expense decreased due primarily to a lower deposit insurance assessment rate.

 Financial Position

Total assets decreased by $2.1 million, or 0.20%, to $1.0 billion at March 31, 2012.  The decrease was primarily the result of a $29.2 million decrease in net loans and a $4.3 million decrease in cash and cash equivalents, partially offset by a $27.0 million increase in securities.  Cash and cash equivalents decreased due to the purchase of securities.

Net loans decreased by $29.2 million due to a combination of weak loan demand primarily in our commercial loan portfolio, an exceptionally competitive lending environment and a higher than normal level of prepayments in our commercial loan portfolio and an increased amount of loan charge-offs taken in the first quarter of 2012.

Originations of commercial loans totaled $5.3 million in the first quarter of 2012, compared to $25.2 million in the fourth quarter of 2011 and $26.9 million in the year-ago quarter.  The decrease in the 2012 first quarter's originations was primarily due to a higher than expected number of loans closing in the fourth quarter of 2011 coupled with the deferment of several loan closings from the first quarter of 2012 to the second quarter of 2012.

Originations of residential real estate loans totaled $19.8 million in the first quarter of 2012, compared to $30.8 million in the fourth quarter of 2011 and $17.4 million in the year-ago quarter.  The Bank retained additional residential loan originations primarily as a result of originations of 20-year bi-weekly mortgages which are not available for purchase by the government-sponsored entities with whom the Company sells loans to in the secondary market.

Originations of consumer loans totaled $19.0 million in the first quarter of 2012, compared to $12.3 million in the fourth quarter of 2011 and $20.3 million in the year-ago quarter.

The Company's investment securities portfolio totaled $178.5 million at March 31, 2012, compared with $151.9 million at December 31, 2011.  The Company's investment portfolio is primarily comprised of investment grade securities, the majority of which are rated "AAA" by one or more of the nationally recognized rating agencies. The Company’s securities’ portfolio at March 31, 2012 consisted of  48% of United States Government Agency collateralized mortgage obligations, 40% of mortgage-backed securities issued or guaranteed by the United States Government or United States Government-sponsored enterprises,  7% of “private label” collateralized mortgage obligations, 3% of pooled trust preferred securities  and 2% of debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises.  United States Government Agency collateralized mortgage obligations, which totaled $86.5 million and mortgage-backed securities, which totaled $72.2 million at March 31, 2012, are backed by single family mortgage loans and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which are backed by the United States government.

Deposits decreased by $3.6 million in the first quarter to $677.3 million at March 31, 2012.   The Company continues to pursue lower cost non-maturity deposits, increasing those funds $22.6 million since December 31, 2011.

Stockholders’ equity increased by $1.9 million to $113.9 million at March 31, 2012 from $112.1 million at December 31, 2011.  The increase was primarily the result of $1.3 million of net income, $466,000 of other comprehensive income, $78,000 of amortization of stock related compensation and $247,000 of allocated ESOP shares, partially offset by cash dividends paid of $411,000.

The Bank’s Tier 1 leverage ratio was 10.57% and its total risk-based capital ratio was 15.29% at March 31, 2012 both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Asset Quality and Provision for Loan Losses

Total nonperforming assets were $41.1 million or 4.01% of total assets at March 31, 2012 compared to $45.6 million or 4.44% of total assets at December 31, 2011 and $16.6 million or 1.61% of total assets at March 31, 2011.  Included in nonperforming assets at March 31, 2012 were nonperforming loans of $38.2 million, of which $12.2 million were on accrual status, compared to nonperforming loans of $43.6 million, of which $12.2 million were on accrual status, at December 31, 2011 and nonperforming loans of $16.5 million, of which $876,000 were on accrual status, at March 31, 2011.  Nonperforming assets decreased from December 31, 2011 due to a higher than normal amount of prepayments in our commercial loan portfolio and an increased amount of loan charge-offs taken in the first quarter, partially offset by additions to nonperforming assets.

Net charge-offs for the first quarter of 2012 were $5.9 million, or an annualized 3.03% of average loans, compared to $2.9 million, or an annualized 1.43% of average loans, for the fourth quarter  of 2011 and $323,000 or an annualized 0.16% of average loans, for the first quarter of 2011.  Net charge-offs for the first quarter of 2012 were higher than the fourth quarter of 2011 and first quarter of 2011 due to credit enhancements instituted by the Company’s new Chief Credit Risk officer, hired in February 2012.

Ross Prossner states, “As noted previously in the fourth quarter of 2011, the Company has taken several steps to enhance its overall internal loan review process.  During the first quarter of 2012, the Company reassessed several loan relationships, which led to the increase in net charge-offs.  The Company remains dedicated to safe and sound loan practices and will continue to implement credit enhancements throughout 2012 to improve processes.”

The current quarter’s provision for loan losses was $604,000, a decrease of $5.6 million compared to the fourth quarter of 2011 and a decrease of $375,000 when compared to the first quarter of 2011.  The provision for loan losses for the current quarter was lower than the fourth quarter of 2011 due primarily to a lower level of nonperforming loans at March 31, 2012.

The allowance for loan losses on loans held in the portfolio was $13.8 million at March 31, 2012, compared to $19.2 million at December 31, 2011 and $15.9 million at March 31, 2011.  The ratio of the allowance for loan losses to total loans was 1.83% at March 31, 2012, compared with 2.43% at December 31, 2011 and 1.96% at March 31, 2011.  The ratio of the allowance for loan losses to nonperforming loans was 36.17% at March 31, 2012, compared with 43.88% at December 31, 2011 and 96.07% at March 31, 2011.  The ratio of the allowance for loan losses to nonperforming loans decreased as a result of an increase in nonperforming loans when compared to March 31, 2011.

Of the $38.2 million of nonperforming loans at March 31, 2012, $37.2 million were impaired.  The amount of impaired loans decreased $5.5 million when compared to December 31, 2011 due to an increased amount of prepayments in our commercial loan portfolio and loan charge-offs taken in the first quarter of 2012.  The amount of impaired loans increased $25.9 million when compared to March 31, 2011.   We evaluate impaired loans for specific credit loss and although impaired loans increased 231.4%, the amount of the allowance for loan losses on impaired loans decreased 6.2% when compared to March 31, 2011, primarily due to the increased amount of net charge-offs taken in the first quarter of 2012.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

	At	At
	March 31,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,024,743	$1,026,829
Cash and cash equivalents	39,393	43,724
Securities available for sale	171,925	144,896
Securities held to maturity	6,591	6,975
Loans, net and loans held for sale	748,547	774,691
Federal Home Loan Bank of New York stock and other restricted stock	13,112	12,605
Deposits	677,264	680,856
FHLB advances	148,427	148,427
Securities sold under agreement to repurchase and other short-term borrowings	73,000	73,000
Stockholders' equity	113,942	112,070

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$11,291	$12,518
Interest expense	4,328	4,736
Net interest income	6,963	7,782
Provision for loan losses	604	979
Net interest income after
provision for loan losses	6,359	6,803
Noninterest income	1,846	1,502
Noninterest expense	6,178	5,842
Income before income taxes	2,027	2,463
Income tax expense	762	944
Net income	$1,265	$1,519
Basic earnings per share	$0.21	$0.25
Diluted earnings per share	$0.21	$0.25

Asset Quality Ratios:
Nonperforming loans to total loans	5.07%	2.04%
Nonperforming assets to total assets	4.01%	1.61%
Annualized net charge-offs to average loans
outstanding	3.03%	0.16%
Allowance for loan losses to non-
performing loans at end of period	36.17%	96.07%
Allowance for loan losses to total loans
at end of period	1.83%	1.96%

Analysis of Net Interest Margin (Unaudited):

	For the Three Months Ended March 31,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$784,135	$9,901	5.08%	$814,641	$10,887	5.42%
Securities	160,448	1,258	3.15	172,732	1,478	3.47
FHLB stock	10,762	120	4.48	10,253	150	5.93
Interest-earning deposits	37,089	12	0.13	221	3	5.51
Total interest-earning assets	992,434	11,291	4.58	997,847	12,518	5.09
Noninterest-earning assets	28,054			34,044
Total assets	$1,020,488			$1,031,891

Interest-bearing liabilities:
Savings	$102,579	$105	0.41	$110,012	$135	0.50
Money market accounts	211,929	471	0.89	142,050	262	0.75
Checking accounts	63,281	172	1.09	60,928	132	0.88
Time accounts	251,277	1,098	1.76	321,242	1,633	2.06
Total deposits	629,066	1,846	1.18	634,232	2,162	1.38
FHLB advances	148,427	1,611	4.37	163,841	1,710	4.23
Reverse repurchase agreements	71,055	675	3.82	70,000	668	3.87
Lease obligation	7,743	196	10.18	7,740	196	10.27
Total interest-bearing liabilities	856,291	4,328	2.03	875,813	4,736	2.19

Noninterest-bearing deposits	46,192			41,330
Other noninterest-bearing liabilities	6,223			5,370
Total liabilities	908,706			922,513
Stockholders' equity	111,782			109,378
Total liabilities and equity	$1,020,488			$1,031,891

Net interest income		$6,963			$7,782

Net interest rate spread (3)			2.55%			2.90%

Net interest-earning assets (4)	$136,143			$122,034

Net interest margin (5)			2.82%			3.16%

Average of interest-earning assets to
interest-bearing liabilities			115.90%			113.93%

(1)	Yields and rates for the three months ended March 31, 2012 and 2011 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2012 and 2011.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.